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                                                                  EXHIBIT (15)






LETTER IN LIEU OF CONSENT REGARDING REVIEW REPORT OF UNAUDITED
INTERIM FINANCIAL INFORMATION


P.H. Glatfelter Company:

We have reviewed, in accordance with standards established by the American Institute of Certified Public Accountants, the unaudited condensed consolidated financial statements of P.H. Glatfelter Company and subsidiaries for the three-month periods ended March 31, 1998 and 1997 and the three-month and six-month periods ended June 30, 1998 and 1997, as indicated in our reports dated April 22, 1998 and July 17, 1998, respectively; because we did not perform an audit, we expressed no opinion on that information.

We are aware that our reports referred to above, which are included in your Quarterly Reports on Form 10-Q for the quarters ended March 31, 1998 and June 30, 1998, are incorporated by reference in this Registration on Form S-8.

We are also aware that the aforementioned reports, pursuant to Rule 436(c) under the Securities Act of 1933, are not considered a part of the Registration Statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.


/s/ Deloitte & Touche LLP
-------------------------
Deloitte & Touche LLP

Philadelphia, Pennsylvania
November 5, 1998